Exhibit 10.26

Edward M. Liddy Chairman, President & Chief Executive Officer

December 9, 2002

Mr. Dan Hale

Dan:

We've enjoyed our conversations with you. We think the Allstate opportunity presents you the perfect capstone to a terrific career. The attraction of Allstate is that it is not just "any company". It is a powerful consumer franchise with enormous upside potential, which you can help us achieve.

We are excited about the prospect of you joining the Allstate team. The purpose of this letter is to officially extend to you an offer to join Allstate as Senior Vice President & Chief Financial Officer. While we do not follow the practice of providing employment contracts, we thought it important that we put our offer in writing to provide as much clarity as possible.

As Chief Financial Officer you will be responsible for guiding all financial and strategic activities of the company subject to conformance with appropriate Board and governance procedures. Equally important, however, this position is a critical part of our Senior Management Team (SMT) and a member of our Executive Committee and, as such, we look forward to your participation and judgment in a broad array of business issues. In this position, you will report directly to me.

We are pleased to offer you a comprehensive compensation and benefits package, the most important elements of which are outlined below. I think you will conclude that our offer is generous and comprehensive and addresses all major benefit issues.

Our offer includes:

  1.
  An initial base salary at an annual rate of $525,000. Subsequent increases in base salary, generally awarded on an annual basis, will be dependent on your performance and approval of the Compensation Committee of the Board.

  Allstate Insurance Company
  2775 Sanders Road, F9        Northbrook, IL    60062-6127    T 847/402-6702

  2.
  An annual incentive opportunity targeted at 80% of base salary, with a range of 0% to 240% of base depending on company performance. You will be guaranteed a minimum payment at target level for 2003 performance payable in March 2004.

  3.
  A long-term compensation opportunity targeted at 330% of annual base salary. The long-term compensation plan includes both a cash and stock option component.

  a.
  The cash portion is targeted at 80% of annual base salary, with a range of 0% to 240% of base depending on company performance. Payments are based on the company's return on average equity versus peers over a three-year period. You will be eligible, on a pro-rata basis, for two long-term cash performance cycles. The first one commenced in 2001 (the 2001-03 cycle) with payment targeted for March 2004. The second cycle commences in 2003 with a payment targeted for March 2006.

  b.
  Stock options, the second component of our long-term compensation plan, are targeted at 250% of your annual base salary. Using a Black-Scholes valuation formula, options are generally awarded annually at the market price on the date of grant. The options have a ten-year duration and vest ratably over a four-year period commencing one year from the date of grant.

  4.
  Effective with your date of hire, you will be awarded a one-time grant of 100,000 stock options. These options have a ten-year life and vest 50% on the third anniversary of grant and 50% on the fifth anniversary, different than annual options which have continuous vesting after retirement. Exercise price will be the market price on the date of grant. At the same time, you will be awarded a one time grant of 25,000 shares of restricted stock on which you will receive regular quarterly dividends and which will unrestrict on the fourth anniversary of your hire date.

  5.
  We will provide relocation from your current residence to Illinois. It will include reimbursement of expenses related to the sale of your home and move, a moving allowance of 12% of base salary and, if needed, home purchase and relocation service. We will provide an additional amount of $30,000 (eligible for tax gross up) which can be used to cover the costs of temporary living until you fully relocate—housing, trips home, etc—for an estimated six-month period.

  6.
  A one-time signing bonus of $100,000—net of taxes—will be payable upon your first day of employment.

  7.
  During the course of your employment, you will be entitled to participate in all the benefit plans normally offered to Allstate vice presidents. These include medical, life insurance, profit sharing (401k), pension, car allowance, personal tax preparation, and participation in our "corporate" country club membership and executive physicals. For an overview of benefits you can visit our careers website at www.allstate.com/careers. Allstate also provides its officers with a competitive and comprehensive Change of Control agreement.

  8.
  Allstate utilizes a Paid Time Off (PTO) bank for vacation, illness and personal days. You will be eligible for up to 30 days on an annual basis. The PTO bank can be used for vacation, personal days, family illness and illness days not covered by the Short Term Disability (STD) Plan. In addition to PTO days, you will receive company holidays and miscellaneous time off (funeral, jury duty, etc.).

Our offer is contingent upon Board approval, reference checks and your discussions with Ed Brennan scheduled for Friday, December 13. We expect to have these items completed by the end of this week. We would look to a January 6, 2003 start date.

Dan, we look forward to you joining us. We know you will make an important contribution to Allstate and enjoy a challenging and rewarding career in the process. We want you to be a part of our success—and share in the rewards.

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